Exhibit 99.1

Keryx Biopharmaceuticals Announces Agreement with FDA on a Special Protocol Assessment for Phase 3 Trial of KRX-0401 (Perifosine) in the Treatment of Multiple Myeloma

Drs. Paul Richardson and Kenneth Anderson, from the Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute to Lead KRX-0401 Phase 3 Trial

Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) on the design of a Phase 3 trial for its PI3K/Akt pathway inhibitor, KRX-0401 (perifosine), in relapsed or relapsed / refractory multiple myeloma patients previously treated with bortezomib (VELCADE®).  The SPA provides agreement that the Phase 3 study design adequately addresses objectives in support of a regulatory submission. The trial, entitled, “A Phase 3 Randomized Study to Assess the Efficacy and Safety of Perifosine Added to the Combination of Bortezomib and Dexamethasone in Multiple Myeloma Patients Previously Treated with Bortezomib” will be a double-blind, placebo-controlled trial comparing the efficacy and safety of KRX-0401 vs. placebo when combined with bortezomib and dexamethasone.  The trial, powered at 90%, will enroll approximately 400 patients with relapsed or relapsed / refractory multiple myeloma.  The primary endpoint is progression-free survival and secondary endpoints include overall response rate, overall survival and safety.

Dr. Kenneth Anderson, Chief, Division of Hematologic Neoplasia, Dana-Farber Cancer Institute, commented, “Perifosine holds great promise for multiple myeloma patients worldwide.  We at Dana-Farber, along with our other collaborating multiple myeloma centers, are encouraged to see perifosine move into this final stage of testing, and look forward to working with Keryx on this exciting trial.”

Dr. Paul Richardson, Clinical Director of the Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute and Study Chairman for the KRX-0401 Phase 3 trial, added, “Perifosine has shown considerable activity when combined with bortezomib and dexamethasone in heavily pre-treated patients with relapsed and refractory disease. Given this positive data and our favorable experience overall with perifosine in this setting, we are hopeful that the upcoming Phase 3 trial will demonstrate clinical benefit for our patients with less advanced myeloma.”

Ron Bentsur, Chief Executive Officer of Keryx, stated, “We’d like to thank the FDA and Drs. Paul Richardson and Ken Anderson for their substantial input and guidance during this process. Achievement of this KRX-0401 SPA is a major developmental milestone for Keryx.”  Mr. Bentsur continued, “We are excited to be moving forward with this very promising compound which we believe is the most advanced PI3K/Akt pathway inhibitor in clinical development.”

Phase 3 Design

The Phase 3 trial is a randomized (1:1), double-blind trial comparing the efficacy and safety of KRX-0401 to placebo when combined with bortezomib and dexamethasone in approximately 400 patients with relapsed or relapsed / refractory multiple myeloma. Patients must have been previously treated with both bortezomib (VELCADE®) and an immunomodulatory agent (REVLIMID® or THALIDOMID®), and been previously treated with one to four prior lines of therapy.  The primary endpoint is progression-free survival and secondary endpoints include overall response rate, overall survival and safety.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. in the United States, Canada and Mexico.

About Multiple Myeloma

Multiple myeloma, a cancer of the plasma cell, is an incurable but treatable disease.  Multiple myeloma is the second most-common hematologic cancer, representing 1% of all cancer diagnoses and 2% of all cancer deaths.  According to the American Cancer Society, in 2009 there will be an estimated 20,580 new cases of multiple myeloma and an estimated 10,500 deaths from multiple myeloma in the United States.  To date, several FDA approved therapies exist for the treatment of multiple myeloma.  Despite this progress, patients continue to relapse, become refractory to prior treatments and eventually die from their disease.  Thus, new therapies are needed to treat these patients and extend their survival.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 trial. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf

About Keryx

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex™ (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. Keryx is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in numerous adult and pediatric tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types, with a Phase 3 in multiple myeloma, under SPA, pending commencement.  Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from the Phase 3 study will not coincide with the data analyses from the Phase 1 / 2 previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.